UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  April 20, 2012

Medical Connections Holdings, Inc.

(Exact name of registrant as specified in its charter)

Florida	333-72376	65-0920373
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4800 T Rex Avenue, Suite 310
Boca Raton FL 33431
(Address of Principal Executive Office) (Zip Code)

(561) 353-1110
(Registrant’s telephone number, including area code)

Not Applicable
(Former Name or Former Address, If Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officer

On April 20, 2012, the Board of Directors of Medical Connections Holdings, Inc. (the "Company") approved the grant of an aggregate of 450,000 shares of its Series C preferred stock to Jeffrey S. Rosenfeld, its Chief Executive Officer, Anthony J. Nicolosi, its President, and Brian R. Neill, its Chief Financial Officer in lieu of making a required stock award of one million shares ("Annual Grant") of the Company's common stock to each these executives.  The Company also filed an Amendment to its Articles of Incorporation to increase its authorized Series C preferred stock to 665,000 shares on April 20, 2012.  Pursuant to their employment agreements, each executive is entitled to receive an Annual Grant of one million shares of the Company's common stock.  However, each of these executives agreed that, as a one-time occurrence, they would each accept 150,000 shares of the Company's Series C preferred stock instead of the required Annual Grant.  As a result of this issuance of Series C Preferred Stock to Messrs. Rosenfeld, Nicolosi and Neill, their voting ownership in the Company has increased from approximately 60.12% to 77.10%.  Each share of Series C Preferred Stock has 100 votes per share and will vote together with holders of the Company's common stock and Series A Preferred Stock as a single class on all matters presented to the Company's shareholders at an annual or special meeting (or pursuant to written consent), except with respect to the matters relating to the election of directors.  The holders of a majority of shares of the Company's Series C Preferred Stock will have the right to appoint a majority of the directors serving on the Company's Board.  The Series C Preferred Stock does not have any dividend or liquidation preferences nor is it convertible into any other class of the Company's stock.

Item 9.01  Financial Statements and Exhibits.

(d) Exhibits.

3.1       Articles of Amendment Certificate of Designation of Series C Preferred Stock filed with the Secretary of the State of Florida on April 20, 2012

* Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

MEDICAL CONNECTIONS HOLDINGS, INC.

Date: April 24, 2012	By:	/s/ Anthony Nicolosi
Anthony Nicolosi
President

3